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For Immediate Release

CIB MARINE BANCSHARES, INC.

ANNOUNCES BOARD OF DIRECTORS APPOINTMENT

PEWAUKEE, WI, September 14, 2004 – CIB Marine Bancshares, Inc. (“CIB Marine”) announced today that Steven C. Hillard has rejoined the Company’s Board of Directors.

Mr. Hillard, age 41, a successful entrepreneur and an experienced bank executive. He currently is President of HILMUN Holdings, Inc., a diversified holding company that he established in 1991. From 1992 to 1994, he served as President and Chief Executive Officer of Central Illinois Bank, McLean County, and was Chairman of the Board of the bank from 1994 to 1996. In 1998, CIB Marine merged Central Illinois Bank, McLean County, with Central Illinois Bank, Champaign. Mr. Hillard also served as a Director of CIB Marine from 1991 to 2002. He left the CIB Marine Board in 2002 to join Strategic Capital Bancorp, Inc., where he held the positions of Chairman, President and Chief Executive Officer.

“We are extremely pleased to welcome Steve Hillard back to the Board of Directors,” noted W. Scott Blake, Chairman of the Board of CIB Marine. “From his prior association with our Company, Steve has a deep appreciation of our business and our potential. Also, with his professional background in a broad range of businesses and financial services, Steve will bring tremendous insight to our Board as we pursue strategies to serve our customers and enhance shareholder value.”

CIB Marine is a multi-bank holding company that currently operates 58 banking offices in Illinois, Wisconsin, Indiana, Florida, Arizona, Nebraska and Nevada.

Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Actual results could differ materially from those indicated by such statements. For information about factors that could affect actual results, please refer to the Company’s reports filed with the Securities and Exchange Commission.